UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2014

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11500 S. Eastern Ave., Ste. 240

Henderson, NV 89052

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (702) 835-6300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2014, the Compensation Committee of the Board of Directors (the “Committee”) of Spectrum Pharmaceuticals, Inc. (the “Company”) determined performance awards for its Senior Vice President and Chief Medical Officer. Such performance awards are as set forth in the table below and include (i) an increase to the above-referenced named executive officer’s base salary (effective May 15, 2014), (ii) a special one-time performance-based recognition and retention grant of stock options (granted on May 8, 2014 (the “Grant Date”)) under the Company’s 2009 Stock Incentive Award Plan (the “Plan”), and (iii) a special one-time performance-based recognition and retention restricted stock award (awarded May 8, 2014 (the “Award Date”)) under the Plan.

Name and Office	Base Salary(1)	Stock Options(2)	Restricted Stock Awards(3)
Lee F. Allen, M.D., Ph.D.	$445,000	60,000	20,000
Senior Vice President and Chief Medical Officer

(1)	Increased from $420,000.
(2)	The stock options have an exercise price per share equal to the closing sales price of the Company’s common stock on May 7, 2014, or $6.95, and will vest 25% on the first anniversary of the Grant Date and in three equal annual installments on the successive anniversaries of the Grant Date thereafter.
(3)	The restricted stock awards will vest 25% on the first anniversary of the Award Date and in three equal annual installments on the successive anniversaries of the Award Date thereafter.

In determining compensation for the Company’s above-referenced named executive officer, the Committee evaluated the named executive officer’s performance based primarily on individual contributions toward the advancement of the Company’s business objectives. The Committee’s determination of individual performance awards took into account the recommendations of Dr. Rajesh Shrotriya, the Company’s CEO, with respect to the performance of the named executive officer referenced above as to whether such named executive officer substantially achieved the stated objectives or overperformed or underperformed with respect to corporate objectives that were deemed to be important to the success of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2014

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Kurt A. Gustafson
Kurt A. Gustafson Executive Vice President and Chief Financial Officer